EXHIBIT 99.1

Adesto Technologies Reports Fourth Quarter and Full Year 2018 Financial Results

4Q Revenue Increases 28% Sequentially; Full Year Revenue Grows 49% over 2017 with Expanded IoT Product Portfolio

SANTA CLARA, Calif., Feb. 21, 2019 (GLOBE NEWSWIRE) -- Adesto® Technologies Corporation (NASDAQ: IOTS), a leading provider of innovative application-specific semiconductors and embedded systems for the IoT era, today announced financial results for its fourth quarter and year ended December 31, 2018.

Fourth Quarter & Recent Highlights:

  Revenue increased 28.1% from the prior quarter to $28.1 million, including the first full quarter of revenue contribution from the acquisition of Echelon Corporation (“Echelon”)
  GAAP gross margin was 41.1% and non-GAAP gross margin was 48.6%, a 290 basis point increase from 45.7% in the previous quarter
  GAAP operating expenses were $19.6 million and non-GAAP operating expenses were $13.9 million
  Adjusted EBITDA was a positive $0.5 million, representing the 7th consecutive quarter of positive adjusted EBITDA
  Signed a purchase agreement for the sale of the Echelon Lighting Business

2018 Highlights:

  Revenue increased 48.8% to $83.5 million from $56.1 million in 2017
  Closed acquisition of S3 Semiconductors (“S3semi”) in May, expanding portfolio with analog, mixed-signal, RF ASIC and IP solutions
  Closed acquisition of Echelon in September to include broad range of edge devices, communication gateways, network management tools and software development kits targeting industrial IoT; also achieved over 50% of expected cost synergies
  Exited year with industrial end market exceeding 50% of total revenue
  Successfully expanded Tier-1 industrial customer base, enabling additional opportunities for higher value-added solutions
  Secured first MavriqCM design win for camera modules
  Demonstrated first successful cross-selling opportunity turning an ASIC design win into an EcoXiP win
  Executed on Tier-1 OEM customer penetration

Commenting on the quarter, Narbeh Derhacobian, Adesto’s President and CEO, stated, “2018 was a transformative year for Adesto. We began last year with strong momentum as a supplier of application-specific non-volatile memory and are now entering 2019 with a broader portfolio of value-added solutions including semiconductor edge-devices and communication gateways as well as system management and software tools.  The acquisitions of S3semi and Echelon have broadened our customer base, expanded our revenue opportunity and served available market, while also increasing our blended gross margin. Within the industrial segment alone, we have strengthened our opportunities by becoming a more complete technology stack provider from the edge to gateways to software toolsets that our customers use as building blocks to transform their businesses.

“On the product front, we continued to expand our pipeline of design wins and revenue opportunities across our entire business. We secured our first MavriqCM design win as well as our first design win for our high-performance EcoXiP memory in a fitness tracker product which is expected to launch late in 2019. More recently, we were very pleased to announce Adesto’s new SmartServer IoT edge server. This platform enables cloud-based services such as the IBM Watson IoT platform to provide predictive energy and operational analytics for smart buildings and other industrial applications. Our open, multi-protocol IoT gateway will usher in the next stage of networked industrial IoT systems across our extensive worldwide customer base, while also enabling new customer opportunities for Adesto.”

Mr. Derhacobian concluded, “With a significantly expanded revenue base and a strengthened position within our targeted customers and segments, we enter 2019 well positioned to drive continued growth for our business while expanding margins and improving profitability. The combination of our growing pipeline of memory opportunities, our ASIC designs entering production and the introduction of new solutions from our embedded systems group is collectively expected to generate a sustainable revenue layering effect for Adesto throughout the coming year and beyond.”

Fourth Quarter and 2018 Results
Revenue in the fourth quarter of 2018 was $28.1 million, which includes the first full quarter of revenue contribution from Echelon, representing an increase of 73.8% from the $16.2 million in the same quarter a year ago and 28.1% from the $21.9 million in the previous quarter, which included approximately $1.9 million of revenue from Echelon. For the full year 2018, revenue increased 48.8% to $83.5 million from $56.1 million in 2017.

GAAP gross margin in the fourth quarter was 41.1% compared to 47.9% in the fourth quarter of 2017 and 43.7% in the previous quarter. Non-GAAP gross margin for the fourth quarter was 48.6% compared to 48.0% in the fourth quarter of 2017 and 45.7% in the previous quarter. For the full year 2018, GAAP gross margin was 43.2% as compared to 49.0% in 2017. Non-GAAP gross margin for the full year 2018 was 46.3% compared to 49.2% in the previous year.

GAAP operating expenses in the fourth quarter of 2018 were $19.6 million, compared to $7.7 million in the fourth quarter of 2017 and $17.0 million in the prior quarter. On a non-GAAP basis, operating expenses in the fourth quarter 2018 were $13.9 million, compared to non-GAAP operating expenses of $6.8 million in the fourth quarter of 2017 and of $10.2 million in the prior quarter. For the full year 2018, GAAP operating expenses were $56.4 million as compared to $32.3 million last year, and non-GAAP operating expenses in 2018 were $39.8 million as compared to $27.7 million in 2017.

GAAP net loss in the fourth quarter of 2018 was $6.9 million, or ($0.23) per share, compared to a net loss of $165,000, or ($0.01) per share, in the fourth quarter of 2017 and a net loss of $8.4 million, or ($0.30) per share, in the previous quarter. The full year 2018 GAAP net loss was $21.4 million, or ($0.85) per share, compared to a net loss of $5.7 million, or ($0.31) per share, in 2017.

On a non-GAAP basis, net loss for the fourth quarter of 2018 was $1.2 million, or ($0.04) per share. This compares to non-GAAP net income of $0.8 million, or $0.03 per diluted share, in the fourth quarter of 2017 and a net loss of $0.8 million, or ($0.03) per share, in the previous quarter. The non-GAAP net loss for full year 2018 was $3.7 million or ($0.15) per share, compared to a net loss of $0.9 million, or ($0.05) per share, in 2017.

Adjusted EBITDA for the fourth quarter of 2018 was a positive $0.5 million, compared to a positive $1.4 million in the fourth quarter of 2017 and a positive $0.5 million in the previous quarter. For the full year 2018, adjusted EBITDA was a positive $1.4 million as compared to a positive $1.3 million in 2017.

A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Business Outlook
For the first quarter of 2019, the Company expects revenue to range between $26.0 million and $28.0 million. Non-GAAP gross margin is expected to be between 48% and 50% and non-GAAP operating expenses are expected to range between $14.0 million and $15.0 million. Stock-based compensation expense is expected to be approximately $1.2 million and amortization of acquisition-related intangible assets approximately $1.8 million.

Conference Call Information
Adesto will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its fourth quarter and full year 2018 financial results. Investors and analysts may join the call by dialing 1-844-419-1786 and providing confirmation code 8343019. International callers may join the teleconference by dialing +1-216-562-0473 using the same confirmation code. The call will also be available as a live and archived webcast in the Investor Relations section of the Company’s website at http://www.adestotech.com.

A telephone replay of the conference call will be available approximately two hours after the conference call until Thursday, February 28, 2019 at midnight Pacific Time. The replay dial-in number is 1-855-859-2056. International callers should dial +1-404-537-3406. The confirmation code is 8343019.

Non-GAAP Financial Information
To supplement our financial results presented in accordance with generally accepted accounting principles (GAAP), this press release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted EBITDA, non-GAAP net income (loss), non-GAAP net income (loss) per share, non-GAAP gross profit, non-GAAP gross margin and non-GAAP operating expenses. We believe these non-GAAP financial measures are useful in evaluating our past financial performance and future results. Our non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to help us evaluate growth trends, establish budgets, measure the effectiveness of our business strategies and assess operational efficiencies. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. Our non-GAAP financial measures include adjustments based on the following items:

  Stock-based compensation expenses: We have excluded the effect of stock-based compensation expenses from our non-GAAP financial measures. Although stock-based compensation is an important part of our employees’ compensation affecting their performance, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.
  Amortization of intangible assets. We have excluded the effect of amortization of intangible assets from our non-GAAP financial measures. Amortization of intangible assets expenses are not factored into our evaluation of potential acquisitions or our performance after completion of acquisitions, because they are not related to the Company's core operations. Adjustments of these items provide investors with a basis to compare our performance to other companies without the variability caused by purchase accounting. Amortization of acquisition-related intangible assets includes acquired intangible assets such as purchased technology, patents, customer relationships, trademarks, backlog and non-compete agreements.
  Acquisition-related expenses.  We have excluded the effect of acquisition-related expenses from our non-GAAP financial measures. Acquisition-related expenses are not factored into our evaluation of potential acquisitions or our performance after completion of acquisitions, because they are not related to the Company's core operations. Adjustments of these items provide investors with a basis to compare our performance to other companies without the variability caused by purchase accounting. Acquisition-related expenses primarily include costs such as legal, accounting and other professional or consulting fees directly related to an acquisition.
  Inventory step-up related to acquisition accounting. In connection with our Echelon acquisition, accounting rules require us to adjust various balance sheet accounts, including inventory, to fair value at the time of the acquisition. This expense is part of cost of revenue. We exclude the amortization expense relating to the step up in fair value of our inventory to arrive at our non-GAAP measures as we believe it does not reflect the performance of our ongoing operations.
  Debt amortization costs. Debt amortization costs are excluded from non-GAAP results as they are non-cash. Excluding debt amortization costs from non-GAAP measures provides investors with a basis to compare us against the performance of other companies without the variability associated with such items.
  Revaluation of earnout liability. In connection with our S3 acquisition, we are required to evaluate and revalue, as appropriate, the projected earn out consideration payable under the terms of the acquisition. Any changes to the earn out liability are included in other income (expense). Any changes in the earn out liability are not factored into our evaluation of potential acquisitions or our performance after completion of acquisitions, because they are not related to the Company's core operations on an ongoing basis. Adjustments of these items provide investors with a basis to compare our performance to other companies without the variability caused by such items.
  Impairment and other charges. Impairment and other charges consist primarily of impairment of equipment and office closure costs. These costs are generally infrequent and, as a result, the company excludes such costs from its internal operating forecasts and models when evaluating its ongoing operations.

Our non-GAAP financial measures are described as follows:

  Non-GAAP net income (loss) and non-GAAP net income (loss) per share. Non-GAAP net income (loss) is GAAP net loss as reported on our condensed consolidated statements of operations, excluding the impact of stock-based compensation expense and acquisition-related expenses. Non-GAAP net income (loss) per share is non-GAAP net income (loss) divided by weighted average shares outstanding and, if dilutive, incremental shares based upon the conversion of outstanding stock options, restricted stock units and warrants.
  Non-GAAP gross profit.  Non-GAAP gross profit is GAAP gross profit as reported in our condensed, consolidated statements of operations, excluding the impact of stock-based compensation expense and inventory step-up related to acquisition accounting.
  Non-GAAP operating expense. Non-GAAP operating expenses are GAAP operating expenses as reported in our condensed consolidated statements of operations, excluding the impact of stock-based compensation expense, amortization of intangible assets, and acquisition-related expenses.
  Adjusted EBITDA is GAAP net loss as reported on our condensed consolidated statements of operations, excluding the impact of the same items excluded from the calculation of non-GAAP net income (loss) as well as interest expense, depreciation and amortization, and our provision for income taxes.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of GAAP to Non-GAAP Financial Information.”

About Adesto Technologies
Adesto Technologies (NASDAQ:IOTS) is a leading provider of innovative application-specific semiconductors and embedded systems for the IoT era. The company’s technology is used by more than 2,000 customers worldwide who are creating differentiated solutions across industrial, consumer, medical and communications markets. With its growing portfolio of high-value technologies, Adesto is helping its customers usher in the era of the Internet of Things. See: www.adestotech.com.

Follow Adesto on Twitter.

Forward Looking Statements
The quotes of our Chief Executive Officer in this release regarding our expansion opportunities, product mix impacts on our gross margins, expanding our sales opportunities within our ASIC Division, the integration of Echelon Corporation and the expected synergies and benefits to Adesto and its customers, stockholders and investors from integrating Echelon Corporation and S3 Semiconductors, as well as all statements under “Business Outlook” are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: the businesses of the Company, Echelon and S3 Semiconductors may not be combined successfully, or such combinations may take longer, be more difficult, time-consuming or costly to accomplish than expected; the risk that sales of S3 Semiconductors and Echelon products will not be as high as anticipated; the expected growth opportunities from the acquisitions may not be fully realized or may take longer to realize than expected; customer losses and business disruption following the acquisitions, including adverse effects on ability to retain key personnel, may be greater than expected; and the risk that the Company may incur unanticipated or unknown losses or liabilities in the acquisition. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins;  our limited operating history; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our end markets; our ability to manage our growth; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; and developments in the economy and financial markets.

For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, including those discussed in the section captioned “Risk Factors” contained in an exhibit to our Current Report on Form 10-Q for the period ended September 30, 2018 and filed with the SEC on November 9, 2018, which are available on our investor relations Web site (ir.adestotech.com) and on the SEC’s Web site (www.sec.gov).

All information provided in this release and in the attachments is as of Thursday, February 21, 2019, and stockholders of Adesto are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Adesto does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this February 21, 2019 press release, or to reflect the occurrence of unanticipated events.

Adesto and the Adesto logo are trademarks or registered trademarks of Adesto Technologies Corporation or its subsidiaries in the United States and other countries.  Other company, product, and service names may be trademarks or service marks of others.

Adesto Technologies Media Contact:
Jen Bernier-Santarini
+1-650-336-4222
jen.bernier@adestotech.com

Adesto Technologies Investor Relations:
Shelton Group
Leanne K. Sievers, President
+1-949-224-3874
sheltonir@sheltongroup.com

ADESTO TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$7,348	$30,078
Restricted cash	458	-
Short-term investments	1,282	-
Accounts receivable, net	23,211	8,668
Inventories	18,635	5,814
Prepaid expenses	1,668	993
Other current assets	871	52
Total current assets	53,378	45,605
Property and equipment, net	7,085	7,183
Intangible assets, net	36,261	7,102
Other non-current assets	1,729	900
Goodwill	38,640	22
Total assets	$137,188	$60,812
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	16,146	7,075
Accrued compensation and benefits	4,038	2,614
Accrued expenses and other current liabilities	5,172	2,359
Price adjustments and other revenue reserves	4,819	-
Earn-out liability, current	10,450	-
Line of credit, current	-	1,500
Term loan, current	141	926
Total current liabilities	40,766	14,474
Term loan, non-current	29,418	10,908
Deferred rent, non-current	1,947	2,404
Deferred tax liability, non-current	1,735	1
Other non-current liabilities	580	75
Total liabilities	74,446	27,862

Stockholders' equity:
Common stock	3	2
Additional paid-in capital	184,158	133,087
Accumulated other comprehensive loss	(135)	(295)
Accumulated deficit	(121,284)	(99,844)
Total stockholders' equity	62,742	32,950
Total liabilities and stockholders' equity	$137,188	$60,812

ADESTO TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Revenue, net	$28,078	$16,154	$83,490	$56,112
Cost of revenue	16,544	8,422	47,429	28,637
Gross profit	11,534	7,732	36,061	27,475
Operating expenses:
Research and development	7,134	3,334	20,273	13,623
Selling, general and administrative	7,830	4,047	22,592	17,462
Amortization of intangible assets	1,752	295	3,871	1,221
Acquisition related expenses	236	-	7,029	-
Impairment and other charges	2,680	-	2,680	-
Total operating expenses	19,632	7,676	56,445	32,306
Income (loss) from operations	(8,098)	56	(20,384)	(4,831)
Other income (expense):
Interest expense, net	(1,423)	(172)	(3,791)	(753)
Other income (expense), net	2,639	(5)	2,656	(3)
Total other income (expense), net	1,216	(177)	(1,135)	(756)
Loss before provision for (benefit from) income taxes	(6,882)	(121)	(21,519)	(5,587)
Provision for (benefit from) income taxes	1	44	(79)	101
Net loss	$(6,883)	$(165)	$(21,440)	$(5,688)

Net loss per share:
Basic and diluted	$(0.23)	$(0.01)	$(0.85)	$(0.31)
Weighted average number of shares used in computing
net loss per share:
Basic and diluted	29,437,545	21,232,518	25,144,562	18,591,308

ADESTO TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands, except for share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

GAAP gross profit	$11,534	$7,732	$36,061	$27,475
Stock-based compensation expense	61	26	190	112
Inventory step-up related to acquisition accounting	2,055	-	2,426	-
Non-GAAP gross profit	$13,650	$7,758	$38,677	$27,587

GAAP research and development expenses	$7,134	$3,334	$20,273	$13,623
Stock-based compensation expense	(417)	(235)	(1,203)	(1,172)
Non-GAAP research and development expenses	$6,717	$3,099	$19,070	$12,451

GAAP selling, general and administrative expenses	$7,830	$4,047	$22,592	$17,462
Stock-based compensation expense	(627)	(368)	(1,815)	(2,218)
Non-GAAP selling, general and administrative expenses	$7,203	$3,679	$20,777	$15,244

GAAP operating expenses	$19,632	$7,676	$56,445	$32,306
Stock-based compensation expense	(1,044)	(603)	(3,018)	(3,390)
Amortization of intangible assets	(1,752)	(295)	(3,871)	(1,221)
Acquisition related expenses	(236)	-	(7,029)	-
Impairment and other charges	(2,680)	-	(2,680)	-
Non-GAAP operating expenses	$13,920	$6,778	$39,847	$27,695

GAAP income (loss) from operations	$(8,098)	$56	$(20,384)	$(4,831)
Stock-based compensation expense	1,105	629	3,208	3,502
Inventory step-up related to acquisition accounting	2,055	-	2,426	-
Amortization of intangible assets	1,752	295	3,871	1,221
Acquisition-related expenses	236	-	7,029	-
Impairment and other charges	2,680	-	2,680	-
Non-GAAP income (loss) from operations	$(270)	$980	$(1,170)	$(108)

Reconciliation from GAAP net loss to adjusted EBITDA:
GAAP net loss:	$(6,883)	$(165)	$(21,440)	$(5,688)
Stock-based compensation expense	1,105	629	3,208	3,502
Inventory step-up related to acquisition accounting	2,055	-	2,426	-
Amortization of intangible assets	1,752	295	3,871	1,221
Acquisition-related expenses	236	-	7,029	-
Impairment and other charges	2,680	-	2,680	-
Revaluation of earn-out liability	(2,569)	-	(2,569)	-
Debt amortization costs	418	18	1,125	82

Non-GAAP net income (loss)	(1,206)	777	(3,670)	(883)
Interest expense	1,023	152	2,752	699
Provision for (benefit from) income taxes	1	44	(79)	101
Depreciation and amortization	691	380	2,378	1,384
Adjusted EBITDA	$509	$1,353	$1,381	$1,301

Non-GAAP diluted net income (loss) per share	($0.04)	$0.03	($0.15)	($0.05)

Weighted-average number of shares used in calculating
non-GAAP basic net income (loss) per share	29,437,545	21,232,518	25,144,562	18,591,308

Incremental shares upon conversion of
stock options, restricted stock units and warrants	-	1,082,995	-	-

Weighted-average shares used in calculating
non-GAAP diluted net income (loss) per share	29,437,545	22,315,513	25,144,562	18,591,308